Exhibit 99.1

8233 Baumgart Road	Contact Mark L. Lemond
Evansville, IN 47725	President and Chief Executive Officer
www.shoecarnival.com	or W. Kerry Jackson
(812) 867-4034	Executive Vice President, Chief Financial Officer
and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS RECORD FIRST QUARTER 2005 RESULTS;
DILUTED EARNINGS PER SHARE INCREASE 32 PERCENT

First Quarter Results

          Evansville, Indiana, May 19, 2005 - Shoe Carnival, Inc. (Nasdaq: SCVL) a leading retailer of value-priced footwear and accessories, today announced record sales and earnings for the first quarter ended April 30, 2005.  Net earnings for the 13-week first quarter increased 31 percent to $5.9 million as compared with restated net earnings of $4.5 million in the first quarter ended May 1, 2004.  Diluted earnings per share increased 32 percent to $0.45 per share compared with $0.34 per share last year.  Included in the 2005 first quarter results is a non-cash correction of an error in the valuation of inventory related to the accounting for cash discounts on vendor purchases.  Previously, cash discounts were recorded as a reduction in cost of sales at the time the vendor was paid.  The correction of the error will present cash discounts as a reduction in inventory, which reduces cost of sales when the inventory associated with the discount is sold.  The cumulative impact in the first quarter was a reduction in net earnings of $235,000, or $0.02 per diluted share.

          Net sales for the first quarter increased 10.5 percent to a first quarter record of $160.7 million from $145.5 million last year.  Comparable store sales increased 5.5 percent for the 13-week period.

          The gross profit margin for the first quarter of 2005 increased to 29.6 percent from 29.1 percent in the first quarter of 2004.  Selling, general and administrative expenses for the first quarter, as a percentage of sales, decreased to 23.6 percent from 23.9 percent in last year’s first quarter.

          Speaking on the results for the quarter, Mark Lemond, chief executive officer and president said, “We are pleased to announce the highest earnings of any quarter in the company’s history.  Our quarterly comparable store sales increase of 5.5 percent was the best we’ve had in several years.  Our warmer southern markets, in particular, performed very well, exhibiting an increase of more than 8 percent.  The northern markets had to deal with abnormally cool weather during the first quarter, which kept store traffic below expectations.  Despite this, the northern stores also saw a respectable increase in comparable store sales of approximately 3 percent.  These comparable store sales increases are most directly attributable to the continuing improvements we are making to the fashion content of our product mix.  We are also excited about the introduction of our new “Red Nose” advertising campaign in the first quarter.  We think the Red Nose campaign will generate a sense of excitement about shopping in our stores, along with displaying the fashion and value people expect when shopping at Shoe Carnival.”

2005 EPS Outlook

          Earnings per diluted share in the second quarter of fiscal 2005 are expected to range from $0.16 to $0.18.  This assumes a total sales increase of between 7 and 10 percent and comparable store sales increasing between 2 and 4 percent.  Included in the earnings estimate for the second quarter is a pre-tax charge of approximately $300,000 for two stores that are expected to close in the third quarter.

          For the full year of 2005, earnings per diluted share are expected to range from $1.20 to $1.30.

Store Growth

          Currently, the Company expects to open between 12 to 14 stores in fiscal 2005 and close six stores.  Five stores were opened in the first quarter and five or six stores are expected to open in the second quarter.  No stores were closed during the first quarter and one store is expected to close in the second quarter.

          The five stores opened during the first quarter included locations in:

City	Market/Stores

Kissimmee, FL	Orlando/6
Waterloo, IA	Waterloo/1
Chicago, IL	Chicago/18
Hermitage, TN	Nashville/7
Beckley, WV	Beckley/1

Conference Call

          Today, at 2:00 p.m. Eastern time, the Company will host a conference call to discuss the first quarter results.  The public can listen to the live webcast of the call by visiting Shoe Carnival’s Investor Relations page at www.shoecarnival.com.  While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors.  A replay of the webcast will be available on our website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

Record Date and Date of Annual Shareholder Meeting

          The date set for the Annual Meeting of Shareholders is June 14, 2005 for shareholders of record as of April 8, 2005.

Cautionary Statement Regarding Forward-Looking Information

          This press release contains forward-looking statements that involve a number of risks and uncertainties.  A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, but are not limited to: general economic conditions in the areas of the United States in which our stores are located; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; risks associated with the seasonality of the retail industry; the availability of desirable store locations at acceptable lease terms and our ability to open new stores in a timely and profitable manner; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in the People’s Republic of China, a major manufacturer of footwear; and the continued favorable trade relations between the United States and China and other countries which are the major manufacturers of footwear.

          In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors.  Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.  Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates,” “intends” or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions.  Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

          Shoe Carnival is a chain of 261 footwear stores located in the Midwest, South and Southeast.  Combining value pricing with an entertaining store format, Shoe Carnival is a leading retailer of name brand and private label footwear for the entire family.  Headquartered in Evansville, IN, Shoe Carnival trades on the Nasdaq Stock Market under the symbol SCVL.  Shoe Carnival’s press releases and annual report are available on the Company’s website at www.shoecarnival.com.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share)

	Thirteen Weeks Ended April 30, 2005	Thirteen Weeks Ended May 1, 2004

		(as restated)[1]
Net sales	$160,713	$145,462
Cost of sales (including buying, distribution and occupancy costs)	113,074	103,107

Gross profit	47,639	42,355
Selling, general and administrative expenses	37,864	34,765

Operating income	9,775	7,590
Interest expense	133	194

Income before income taxes	9,642	7,396
Income tax expense	3,721	2,884

Net income	$5,921	$4,512

Net income per share:
Basic	$.46	$.35

Diluted	$.45	$.34

Average shares outstanding:
Basic	12,923	12,788

Diluted	13,255	13,098

[1] Prior periods have been restated to correct the Company’s lease accounting as set forth in Note 3 of our 2004 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on April 14, 2005.

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	April 30, 2005	January 29, 2005	May 1, 2004

			(as restated)[1]
ASSETS
Current Assets:
Cash and cash equivalents	$4,317	$4,889	$4,872
Accounts receivable	714	992	1,647
Merchandise inventories	176,265	180,590	167,099
Other	2,842	1,982	4,306

Total Current Assets	184,138	188,453	177,924
Property and equipment-net	67,356	68,452	70,166

Total Assets	$251,494	$256,905	$248,090

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$42,387	$62,291	$44,702
Accrued and other liabilities	12,316	10,198	8,612
Deferred income tax	48	413	220
Current portion of long-term debt	27	56	182

Total Current Liabilities	54,778	72,958	53,716
Long-term debt	13,500	7,300	26,077
Deferred lease incentives	6,627	6,613	7,072
Accrued rent	6,955	6,977	6,645
Deferred income taxes	3,893	4,487	4,838
Other	1,735	1,651	1,289

Total Liabilities	87,488	99,986	99,637
Total Shareholders’ Equity	164,006	156,919	148,453

Total Liabilities and Shareholders’ Equity	$251,494	$256,905	$248,090

[1] Prior periods have been restated to correct the Company’s lease accounting as set forth in Note 3 of our 2004 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on April 14, 2005.

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Thirteen Weeks Ended April 30, 2005	Thirteen Weeks Ended May 1, 2004

		(as restated)[1]
Cash flows from operating activities:
Net income	$5,921	$4,512
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	3,650	3,632
Stock option income tax benefit	244	646
Loss on retirement of assets	76	45
Deferred income taxes	(959)	462
Lease incentives	258	392
Other	(182)	5
Changes in operating assets and liabilities:
Accounts receivable	125	(1,059)
Merchandise inventories	4,325	(1,989)
Accounts payable and accrued liabilities	(17,786)	(8,074)
Other	(861)	2,447

Net cash (used in) provided by operating activities	(5,189)	1,019

Cash flows from investing activities:
Purchases of property and equipment	(2,686)	(4,596)
Other	210	0

Net cash used in investing activities	(2,476)	(4,596)

Cash flows from financing activities:
Net borrowings under line of credit	6,200	4,150
Payments on long-term debt	(29)	(69)
Proceeds from issuance of stock	922	297

Net cash provided by financing activities	7,093	4,378

Net (decrease) increase in cash and cash equivalents	(572)	801
Cash and cash equivalents at beginning of period	4,889	4,071

Cash and Cash Equivalents at End of Period	$4,317	$4,872

[1] Prior periods have been restated to correct the Company’s lease accounting as set forth in Note 3 of our 2004 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on April 14, 2005.